EXHIBIT N

                          OTHER INFORMATION REGARDING
                      PUTNAM INVESTMENT MANAGEMENT, INC.

     The directors and principal executive officer of Putnam Investment Management, Inc. and their principal occupation and business address are as shown below.

NAME AND POSITION WITH
PORTFOLIO MANAGER        PRINCIPAL OCCUPATION
----------------------   --------------------
Lawrence J. Lasser       President and Director; Chief Executive Officer of
                           Putnam Investments, Inc. and its subsidiaries.
George Putnam            Director; Chairman and President of Putnam Fund
Gordan H. Silver         Director; Senior Managing Director of Putnam
                         Investments

      Putnam also manages other investment companies with similar investment objectives and policies. The following information sets forth the name of each such investment company, its approximate net assets as of March 31, 1997, and the annual advisory fee charged by Putnam.


                            ASSETS AS OF
PUTNAM FUNDS                3/31/97          FEE STRUCTURE
------------                ------------     -------------

Putnam Asia pacific Growth
  Fund                      $  573,571,000   0.80% on 1st $500 million

Putnam Europe Growth Fund   $  441,209,000   0.70% on next $500 million

Putnam International Growth
  Fund                      $  917,273,000   0.65% on next $500 million

Putnam International Growth
  and Income Fund           $  191,553,000   0.60% on assets over $1.5 billion

Putnam Global Growth        $3,933,328,000

Putnam International Voyager
  Fund                      $   38,045,000   1.20% on 1st $500 million

Putnam International New
  Opportunities Fund        $1,620,745,000   1.10% on next $500 million

Putnam Emerging Markets
Fund                        $   49,797,000   1.05% on next $500 million
                                             1.00% on assets over $1.5 billion

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                            ASSETS AS OF
NON-PUTNAM FUNDS            3/31/97          FEE STRUCTURE
----------------            ------------     -------------

American Skandia Trust --
  AST Putnam International
  Equity Portfolio          $356,484,000     0.65% on 1st $150 million
                                             0.55% on next $150 million
                                             0.45% on assets over 300 million



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